Exhibit T3A-34

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “COLUMBIA CARE LLC”, FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF JANUARY, A.D. 2013, AT 4:41 O’CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
5281231 8100	AUTHENTICTION: 0178412

130104763	DATE: 01-29-13

You may verify this certificate online at corp. delaware. gov /authver. shtml

State of Delaware Secretary of State Division of Corporations Delivered 05:29 PM 01/29/2013 FILED 04:41 PM 01/29/2013 SRV 130104763 - 5281231 FILE

CERTIFICATE OF FORMATION

OF

COLUMBIA CARE LLC

ARTICLE I

NAME

The name of the limited liability company is Columbia Care LLC (the “Company”).

ARTICLE II

REGISTERED OFFICE; REGISTERED AGENT

The registered office of the Company in the State of Delaware shall be 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

The undersigned does hereby certify, make and acknowledge this Certificate of Formation on this 29th day of January, 2013.

/s/ Nicholas Vita
Nicholas Vita, Authorized Person

ATLANTA:5452530.1